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                                                                    Exhibit 99.1

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)


                                                                                                              Three Months Ended
                                                                 Fiscal Year                              ------------------------
                                        ----------   ----------   ----------   ----------   ----------    January 26,   February 1,
                                           1999         2000         2001         2002         2003          2003          2004
                                        ----------   ----------   ----------   ----------   ----------    ----------    ----------
Income/(loss) before taxes and
    fixed charges (net of capitalized
    interest):
  Income/(loss) from continuing
      operations before income taxes,
      equity in net income/(loss) of
      joint venture and cumulative
      effect of change in
      accounting principle              $1,023,344   $2,947,844   $1,103,802   $  340,511   $ (211,556)   $  (93,149)   $  116,846
   Add fixed charges net of
      capitalized interest*                 72,698       87,097       99,575       98,944       93,762        24,635        20,954
                                        ----------   ----------   ----------   ----------   ----------    ----------    ----------
        Total income/(loss)
          before taxes
          and fixed charges             $1,096,042   $3,034,941   $1,203,377   $  439,455   $ (117,794)   $  (68,514)   $  137,800
                                        ----------   ----------   ----------   ----------   ----------    ----------    ----------
Fixed charges:
   Interest expense                     $   47,566   $   51,375   $   47,640   $   49,357   $   46,875    $   11,342    $   11,800
   Capitalized interest                      6,000        6,000        3,500           --           --            --            --
   Interest component of
     rent expense**                         24,552       35,105       50,849       46,542       44,751        12,532         8,620
                                        ----------   ----------   ----------   ----------   ----------    ----------    ----------
       Total fixed charges              $   78,118   $   92,480   $  101,989   $   95,899   $   91,626    $   23,874    $   20,420
                                        ----------   ----------   ----------   ----------   ----------    ----------    ----------
Ratio of earnings to fixed charges          14.03x       32.82x       11.80x        4.58x          (a)           (b)         6.75x
                                        ==========   ==========   ==========   ==========   ==========    ==========    ==========

* Capitalized interest includes interest capitalized during the period, less the amount of previously capitalized interest that was amortized during the period.

** The interest factor is estimated at one-third of total rent expense for the applicable period, which management believes represents a reasonable approximation of the interest factor.

(a) Due to Applied's loss in fiscal 2003, the ratio of coverage was less than 1:1. Applied would have needed to generate additional earnings of $209 million to achieve the coverage ratio of 1:1.

(b) Due to Applied's loss for the first fiscal quarter of 2003, the ratio of coverage was less than 1:1. Applied would have needed to generate additional earnings of $92 million to achieve the coverage ratio of 1:1.